Exhibit 99.1

Big Digital Energy, Inc. Terminates Existing Stockholder Rights Agreement

Board Concludes Rights Agreement Is No Longer Necessary and Reaffirms Commitment to Transparency and Shareholder Empowerment

MIDLAND, PA, June 9, 2026 – Big Digital Energy, Inc. (“Big Digital” or the “Company”) (Nasdaq: “BGDE”), today announced its Board of Directors (the “Board”) unanimously approved an amendment to accelerate the expiration date of the Company’s existing stockholder rights agreement (the “Rights Agreement”) from February 1, 2027 to June 8, 2026. The effect of this amendment is to terminate the Rights Agreement at end of day on June 8, 2026.

In deciding to accelerate the expiration date of the Rights Agreement, the Board evaluated the Company’s current circumstances, including the risk of any entity, person or group gaining a control or control-like position in the Company through open market accumulations of the Company’s common stock or otherwise potentially disadvantaging the interests of the Company’s stockholders. Based on this review, the Board concluded that the Rights Agreement is no longer required at this time.

“After carefully evaluating the Company’s current circumstances and shareholder base, the Board determined that the Rights Agreement is no longer necessary at this time,” said Josh Kilgore, Chairman of the Board of Big Digital. “Accelerating its expiration is another step toward greater transparency and shareholder empowerment. We believe this action further aligns the Company with the interests of all stockholders while maintaining the Board’s ability to fulfill its fiduciary responsibilities and act in the best interests of the Company.”

Additional details regarding the amendment will be included in a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

About Big Digital Energy, Inc.

Big Digital Energy, Inc. (Nasdaq: “BGDE”) is a U.S.-based technology company that designs, builds, and operates next-generation digital infrastructure platforms. The Company provides services spanning artificial intelligence (“AI”), high performance computing (“HPC”), digital assets (including Bitcoin mining), and other intensive compute applications. The Company delivers both self-mining operations and colocation/hosting for enterprise customers, with a vertically integrated infrastructure model built for scalability and efficiency.

A core part of the Company’s strategy is powering its operations with carbon-free energy resources—including nuclear power—ensuring that its compute platforms support the rapid growth of the digital economy in an environmentally sustainable way. With 129 megawatts of capacity already online and more under development, the Company is positioning itself as a competitive provider of carbon-aware digital infrastructure solutions.

For more information about the Company, visit: https://bigdigital.energy

CONTACT

Investor Relations: IR@bigdigital.energy

Partnerships: Partnerships@bigdigital.energy

Media and Press: mediarelations@bigdigital.energy

Website: www. bigdigital.energy